EXHIBIT 23.1
Consent of Independent Certified Public Accountants


    As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on form S-8 of our report dated March 4, 2000, included in Site2shop.com, Inc.'s Annual Report on Form 10-K SB for the year ended December 31, 1999 and to all references to our Firm included in this registration statement.


Feldman Sherb Horowitz & Co., P.C.

New York, New York
April 27, 2000